Exhibit 99.1

ADT Inc. 1501 Yamato Road Boca Raton, FL 33431 561.322.7235 www.adt.com

ADT REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Announces 2018 results that exceed full year 2018 financial guidance
Year-over-year improvement in customer additions, customer retention, and payback periods
Closed Red Hawk acquisition and continued double-digit revenue growth in commercial market

Launched next generation security and home automation product, Command and Control
Acquired LifeShield to expand ADT’s reach in separate DIY market
Approved dividend reinvestment plan and share buyback program

FOURTH QUARTER AND FULL YEAR 2018 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)(2)

•	Fourth quarter total revenue of $1,185 million, up 7%; full year revenue of 4,582 million, up 6%

•	Fourth quarter net loss of $149 million, compared to net income of $638 million; full year net loss of $609 million, compared to net income of $343 million

•	Fourth quarter Adjusted EBITDA of $614 million, up 3%; full year Adjusted EBITDA of $2,453 million, up 4%

•	Fourth quarter Adjusted Net Income of $101 million, up 33%; full year Adjusted Net Income of $657 million, up 27%

•	Full year net cash provided by operating activities of $1,788 million, compared to $1,592 million

•	Full year net cash used in investing activities of $1,738 million, compared to $1,413 million

•	Full year net cash provided by financing activities of $193 million, compared to net cash used of $143 million

•	Full year Free Cash Flow before special items of $538 million, compared to $403 million

•	Trailing twelve-month revenue payback improved to 2.4 years from 2.5 years

•	Trailing twelve-month gross customer revenue attrition of 13.3%, an improvement of 40 bps

BOCA RATON, FL – March 11, 2019 – ADT Inc. (NYSE: ADT), a leading provider of security and automation solutions for homes and businesses, today reported the results for its fourth quarter and full year 2018. The Company also provided guidance for 2019 and announced a quarterly dividend, dividend reinvestment plan (“DRIP”), and share buyback.

“Completing a successful year for ADT, we delivered a strong fourth quarter and exceeded our financial outlook”, stated Jim DeVries, ADT’s President and CEO. “We continue to demonstrate improvement across key operating metrics and strengthened our leadership in leading-edge home automation through the launch of ADT Command and Control. Moreover, following the December acquisition of Red Hawk, which accelerated our expansion into the attractive commercial market, we recently added a new growth platform for our business through the acquisition of LifeShield. LifeShield is a leader in the DIY home security space and will enable us to leverage our brand, scale and unrivaled reputation to compete in the growing DIY market. As we move forward, we will continue to invest in our business and the extraordinary opportunities ahead, capitalizing on the preeminent ADT brand and dedicated team who make us better positioned than ever to build long-term shareholder value.”

FOURTH QUARTER 2018 RESULTS(1)(2)

Total revenue was $1,185 million, up 7%, or $80 million year-over-year, and includes incremental revenue associated with acquisitions. Monitoring and related services revenue (“M&S revenue”), which comprised $1,040 million of total revenue, was up 3% over the same period last year. The growth in M&S revenue was attributable to an increase in monthly recurring revenue, which resulted from the addition of new customers and improvements in average pricing, partially offset by customer attrition. In addition to M&S revenue, installation and other revenue was up by an additional $52 million from last year, primarily driven by commercial revenues as a result of the successful execution of our commercial growth strategy.

Recurring monthly revenue (RMR), a primary driver of M&S revenue, grew by 2%, or 4% including Red Hawk, in the quarter over the same period last year. Net growth in our core US residential and commercial operations was offset by a decline in RMR attributable to our Canadian business.
The Company reported a net loss of $149 million, compared to prior year’s net income of $638 million. The increase in net loss was primarily due to the prior year’s income tax benefit of $725 million related to Tax Reform and a goodwill impairment loss of $88 million in 2018 due to underperformance of our Canadian business. Diluted earnings per share was $(0.20) versus $0.99 in the prior year. Diluted earnings per share before special items was $(0.04) versus $(0.06) in the prior year.
Adjusted EBITDA was $614 million, up 3%, or $15 million year-over-year. Adjusted EBITDA growth was a result of higher M&S revenue combined with higher revenue from transactions in which security equipment is sold outright to customers, partially offset by the associated costs and an increase in selling, general and administrative expenses, excluding items outside of our definition of Adjusted EBITDA.
Adjusted Net Income was $101 million versus $76 million in the same period last year, an increase of $25 million. The increase in Adjusted Net Income was largely driven by year-over-year growth in Adjusted EBITDA and decrease in cash interest.
Trailing twelve-month gross customer revenue attrition improved 40 basis points year-over-year, ending at 13.3%. The improvement was due to lower voluntary disconnects and lower disconnects due to non-paying customers.
Trailing twelve-month customer revenue payback improved to 2.4 years from 2.5 years in the fourth quarter of 2017. The improvement was a result of year-over-year growth in RMR additions combined with more efficient subscriber acquisition spend.

FULL YEAR 2018 RESULTS(1)(2)
On a full year basis, the Company reported total revenue of $4,582 million, up 6%, or $266 million year-over-year, which includes incremental revenue associated with acquisitions. M&S revenue was $4,110 million, and installation and other revenue was $472 million, up 2% and 65%, or $81 million and $186 million, respectively.
Net loss was $609 million, compared to prior year’s net income of $343 million. Diluted earnings per share was $(0.81) versus $0.53 in the prior year. Diluted earnings per share before special items was $(0.16) versus $(0.35) in the prior year.
Adjusted EBITDA increased by $101 million, or 4%, to $2,453 million. Adjusted Net Income was $657 million versus $519 million in the prior year, an increase of $139 million.
Net cash provided by operating activities was $1,788 million, up from $1,592 million in the prior year. The increase was attributable to higher M&S revenue, increase in revenue from transactions in which security equipment is sold outright to customers, and a decrease in cash paid for fees associated with dividend payments in February and April 2017. These increases were partially offset by a net increase in cash interest paid due to the redemption of the Koch Preferred Securities and higher interest rates on variable-rate debt, partially offset by a decrease in cash interest paid due to the partial redemption of the 9.250% Second-Priority Senior Secured Notes due 2023.
Net cash used in investing activities was $1,738 million, compared to $1,413 million in the prior year. The increase was primarily driven by an increase in cash used for Red Hawk and other business acquisitions, net of cash acquired, and an increase in the volume of accounts purchased through the ADT Authorized Dealer Program.
Net cash provided by financing activities was $193 million and consisted of net proceeds from the initial public offering and additional long-term borrowings, offset by payments related to the redemption of the Koch Preferred Securities, the partial redemption of the 9.250% Second-Priority Senior Secured Notes due 2023, and dividend payments on common stock. In the prior year, net cash used in financing activities was $143 million and consisted of dividend payments on common stock, partially offset by the net proceeds from long-term borrowings.
Free Cash Flow before special items was $538 million, up from $403 million in the prior year. The year-over-year improvement was primarily a result of an increase in Adjusted EBITDA, a decrease in cash paid associated with the dividend obligation on the Koch Preferred Securities, excluding amounts associated with the redemption of the Koch Preferred Securities, and lower interest expense on Prime Notes, partially offset by an increase in the volume of accounts purchased through the ADT Authorized Dealer Program.

HIGHLIGHTS

Acceleration of Commercial Growth - In December 2018, the Company closed its previously announced acquisition of Boca Raton, Florida based Red Hawk Fire & Security, a leader in commercial fire, life safety, and security services. This acquisition will help accelerate ADT’s growth in the commercial security market and expand the Company’s product portfolio with the introduction of commercial fire safety related solutions. In January 2019, ADT continued its commercial expansion with the acquisition of Advanced Cabling Systems, one of the leading technology integration companies in the mid-south.

LifeShield: Expansion in the Company’s Growth Market with a DIY Home Security Platform - In February 2019, the Company closed the acquisition of LifeShield, LLC, a pioneer in advanced wireless home security systems. The addition of LifeShield’s innovative technology to ADT’s leading security and automation solutions and expertise increases ADT’s ability to address the approximately 80% of U.S.  households who do not have professionally installed and monitored home security. Founded in 2004, LifeShield was the first to bring a wireless DIY home security offering to the residential market.

ADT Command & Control: Newly Redesigned Smart Home Security System - The Company unveiled its newly redesigned smart home security system - ADT Command & Control at the Consumer Electronic Show (CES) in Las Vegas in January. ADT Command is a dynamic and innovative wireless panel with numerous smart home capabilities, including seamless set up and control with the ADT Control application, which allows customers to protect and automate their homes from anywhere at any time. ADT Command & Control is ADT’s next generation smart home and security platform, and successor to the industry leading Pulse platform. The Company began roll-out of the platform in the first quarter of 2019.

Debt Redemption - The Company redeemed $300 million of its 9.250% Second-Priority Senior Secured Notes due 2023 on February 1, 2019 for a total price of $319 million. Following the redemption, the Company had $2,246 million aggregate outstanding principal amount of the notes.

Quarterly Dividend - Effective March 11, 2019, the Company’s board of directors declared a cash dividend of $0.035 per share to common stockholders of record as of April 2, 2019. This dividend will be paid on April 12, 2019.

DRIP and Share Buyback - On February 27, 2019, the Company also approved a DRIP which will allow stockholders to designate all or a portion of the cash dividends on their shares of common stock for reinvestment in additional shares of the Company’s common stock. The Company anticipates that certain investment funds directly or indirectly managed by Apollo Global Management, LLC, its subsidiaries, and its affiliates, collectively the Company’s controlling shareholder, will elect to participate in the DRIP for all the cash dividends it receives on its shares of the Company’s common stock. The Company will provide additional information regarding the DRIP pursuant to a separate announcement. In addition, on February 27, 2019 the Company approved a share repurchase program which will permit the Company to repurchase up to $150 million of the Company’s shares of common stock through February 27, 2021. The Company may effect these repurchases pursuant to one or more trading plans to be adopted in accordance with Securities Exchange Act Rule 10b5‐1, in privately negotiated transactions, in open market transactions or pursuant to an accelerated share repurchase program. The Company intends to conduct the share repurchase program in accordance with Securities Exchange Act Rule 10b-18. The Company is not obligated to repurchase any of its shares of common stock and the timing and amount of any repurchases will depend on legal requirements, market conditions, stock price, alternative uses of capital, and other factors.

Refinancing Opportunities - Consistent with our strategy, we also continue to evaluate our options to reduce interest expense and extend maturities, especially associated with our 9.25% second-priority senior secured notes. We intend to seek an amendment in the near term to our credit agreement to provide flexibility in connection with refinancing alternatives.

2019 FINANCIAL OUTLOOK

The Company is providing the following financial guidance for 2019:

(in millions, except attrition data)
Total Revenue	$4,900 - $5,100
Adjusted EBITDA	$2,460 - $2,500
Free Cash Flow before special items	$570 - $610
Gross Customer Revenue Attrition	13.2% - 12.8%

The Company is not providing a quantitative reconciliation of our financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures because these GAAP measures that we exclude from our non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — Non-GAAP Measures “Adjusted EBITDA” and “Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1) All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Adjusted Net Income, and Diluted earnings per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments we might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business.  These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2) Free Cash Flow before special items and Adjusted Net Income exclude outflows in connection with the redemption of the Koch Preferred Securities including the accumulated dividend obligation of $96 million ($51 million related to Q1 and Q2 of 2018 and $45 million related to Q3 and Q4 of 2017). Additionally, $41 million of dividend obligation payments on the Koch Preferred Securities in the first half of 2017 are included in Free Cash Flow before special items and Adjusted Net Income for 2017.

Media Inquiries:	Investor Relations:
Mónica Talán - ADT mtalan@adt.com	Jason Smith - ADT Sloan Bohlen - Solebury Communications tel: 888.238.8525 investorrelations@adt.com

Conference Call

Management will discuss the Company’s fourth quarter and full year 2018 results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:

•	By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Fourth Quarter and Full Year 2018 Earnings Conference Call

•	Live webcast accessed through ADT’s website at investor.adt.com

An audio replay of the conference call will be available from approximately 8:00 pm ET on March 11, 2019 until 11:59 pm ET on March 25, 2019, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13687565, or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.

From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.

ADT is a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 19,000 people throughout North America.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Adjusted Net Income, Net Income (Loss) before special items, and Diluted Earnings Per Share (“EPS”) before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments under GAAP, (vii) merger, restructuring, integration, and other, (viii) goodwill impairment losses (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) losses on extinguishment of debt, (xii) radio conversion costs, (xiii) management fees and other charges, and (xiv) other non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions and deferred subscriber installation costs; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.
Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for payments related to (i) financing and consent fees, (ii) restructuring and integration, (iii) integration related capital expenditures, (iv) management fees and other, (v) the redemption of the Koch Preferred Securities, (vi) radio conversion costs, and (vii) other payments or receipts that may mask the operating results or business trends of the Company. As a result, subject to the limitations described below, Free Cash Flow before special items is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Adjusted Net Income
Adjusted Net Income is a non-GAAP measure that we present to provide additional information to investors about our operating performance. We define Adjusted Net Income as Adjusted EBITDA less (i) capitalized subscriber acquisition costs, (ii) cash taxes, and (iii) cash interest, including interest on our preferred securities and excluding outflows in connection with the redemption of the Koch Preferred Securities. Given our capital intensive business model, high debt levels, and the fact we are a low cash income tax paying Company due to our significant net operating loss, the Company uses this measure to reflect the cash portion of such adjusted items mentioned above to further evaluate our operational performance. There are material limitations to using Adjusted Net Income. Adjusted Net Income does not fully take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted Net Income in conjunction with net income or loss as calculated in accordance with GAAP.
Net Income (Loss) and Diluted EPS before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) goodwill impairment losses, (viii) other non-cash items, and (ix) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.
FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2019 Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$363	$123
Accounts receivable trade, net	246	149
Inventories	89	86
Work-in-progress	26	21
Prepaid expenses and other current assets	130	77
Total current assets	854	456
Property and equipment, net	327	332
Subscriber system assets, net	2,908	2,893
Intangible assets, net	7,488	7,857
Goodwill	5,082	5,071
Deferred subscriber acquisition costs, net	430	282
Other assets	120	124
Total assets	$17,209	$17,015

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$58	$48
Accounts payable	221	188
Deferred revenue	335	309
Accrued expenses and other current liabilities	398	351
Total current liabilities	1,012	896
Long-term debt	9,944	10,121
Mandatorily redeemable preferred securities	—	682
Deferred subscriber acquisition revenue	544	369
Deferred tax liabilities	1,342	1,377
Other liabilities	141	137
Total liabilities	12,984	13,582
Total stockholders' equity	4,225	3,433
Total liabilities and stockholders' equity	$17,209	$17,015
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Years Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Monitoring and related services	$1,040	$1,012	$4,110	$4,029
Installation and other	145	93	472	286
Total revenue	1,185	1,106	4,582	4,316
Cost of revenue (exclusive of depreciation and amortization shown separately below)	283	238	1,041	896
Selling, general and administrative expenses	324	286	1,247	1,209
Depreciation and intangible asset amortization	484	476	1,931	1,863
Merger, restructuring, integration, and other	(5)	11	(3)	65
Goodwill impairment	88	—	88	—
Operating income	11	95	278	282
Interest expense, net	(162)	(179)	(663)	(733)
Loss on extinguishment of debt	—	—	(275)	(4)
Other (expense) income	(2)	(3)	28	33
Loss before income taxes	(153)	(87)	(633)	(422)
Income tax benefit	4	725	23	764
Net (loss) income	$(149)	$638	$(609)	$343

Net (loss) income per share:
Basic	$(0.20)	$1.00	$(0.81)	$0.53
Diluted	$(0.20)	$0.99	$(0.81)	$0.53

Weighted-average number of shares:
Basic	757	641	748	641
Diluted	757	641	748	641
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Years Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net (loss) income	$(609)	$343
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,931	1,863
Amortization of deferred subscriber acquisition costs	60	51
Amortization of deferred subscriber acquisition revenue	(79)	(46)
Share-based compensation expense	135	11
Deferred income taxes	(27)	(777)
Provision for losses on accounts receivable and inventory	61	57
Loss on extinguishment of debt	275	4
Goodwill impairment	88	—
Other non-cash items, net	20	43
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(185)	(165)
Deferred subscriber acquisition revenue	256	247
Other, net	(139)	(40)
Net cash provided by operating activities	1,788	1,592
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(694)	(653)
Subscriber system assets	(576)	(583)
Capital expenditures	(127)	(131)
Acquisition of businesses, net of cash acquired	(353)	(64)
Other investing, net	11	17
Net cash used in investing activities	(1,738)	(1,413)
Cash flows from financing activities:
Proceeds from initial public offering, net of related fees	1,406	—
Proceeds from long-term borrowings	423	1,344
Repayment of long-term borrowings, including call premiums	(700)	(725)
Repayment of mandatorily redeemable preferred securities, including redemption premium	(853)	—
Dividends on common stock	(79)	(750)
Other financing, net	(4)	(12)
Net cash provided by (used in) financing activities	193	(143)

Effect of currency translation on cash	(2)	—

Net increase in cash and cash equivalents and restricted cash and cash equivalents	240	36
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	127	91
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$367	$127
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Quarters Ended		For the Years Ended
(in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net (loss) income	$(149)	$638	$(609)	$343
Interest expense, net	162	179	663	733
Income tax benefit	(4)	(725)	(23)	(764)
Depreciation and intangible asset amortization	484	476	1,931	1,863
Merger, restructuring, integration and other	(5)	11	(3)	65
Goodwill impairment	88	—	88	—
Financing and consent fees	9	—	9	64
Foreign currency losses/(gains)	2	3	3	(24)
Loss on extinguishment of debt	—	—	275	4
Other non-cash items	1	3	2	13
Radio conversion costs	—	3	5	12
Amortization of deferred subscriber acquisition costs	17	16	60	51
Amortization of deferred subscriber acquisition revenue	(23)	(15)	(79)	(46)
Share-based compensation expense	22	3	135	11
Management fees and other charges	9	7	(2)	28
Adjusted EBITDA	$614	$598	$2,453	$2,353

Net (loss) income to total revenue ratio	(12.6)%	57.7%	(13.3)%	7.9%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	59.0%	59.1%	59.7%	58.4%
Note: amounts may not add due to rounding

Adjusted Net Income

	For the Quarters Ended		For the Years Ended
(in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Adjusted EBITDA	$614	$598	$2,453	$2,353
Capitalized SAC	(301)	(288)	(1,198)	(1,154)
Cash taxes	(2)	(5)	(6)	(19)
Cash interest	(209)	(229)	(592)	(620)
Preferred interest(1)	—	—	—	(41)
Adjusted net income	$101	$76	$657	$519
Note: amounts may not add due to rounding
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(1) Excludes outflows in connection with the redemption of the Koch Preferred Securities including the accumulated dividend obligation of $96 million ($51 million related to Q1 and Q2 of 2018 and $45 million related to Q3 and Q4 of 2017). Additionally, $41 million of dividend obligation payments on the Koch Preferred Securities are included in Q1 and Q2 of 2017.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Free Cash Flow Before Special Items

	For the Quarters Ended		For the Years Ended
(in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$382	$330	$1,788	$1,592
Net cash used in investing activities	(654)	(364)	(1,738)	(1,413)
Net cash provided by (used in) financing activities	380	(13)	193	(143)

Net cash provided by operating activities	$382	$330	$1,788	$1,592
Dealer generated customer accounts and bulk account purchases	(167)	(167)	(694)	(653)
Subscriber system assets	(148)	(138)	(576)	(583)
Capital expenditures	(33)	(28)	(127)	(131)
Free Cash Flow	34	(3)	391	225
Financing and consent fees	8	—	8	64
Restructuring and integration payments	4	11	18	46
Integration related capital expenditures	1	4	7	25
Management fees and other	11	7	12	30
Redemption of the Koch Preferred Securities	—	—	96	—
Radio conversion costs	1	3	6	13
Free Cash Flow before special items(1)	$59	$22	$538	$403
Note: amounts may not add due to rounding
Net Loss Before Special Items

	For the Quarters Ended		For the Years Ended
(in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net (loss) income	$(149)	$638	$(609)	$343
Merger, restructuring, integration, and other	(5)	11	(3)	65
Financing and consent fees	9	—	9	64
Foreign currency losses/(gains)	2	3	3	(24)
Loss on extinguishment of debt	—	—	275	4
Radio conversion costs	—	3	5	12
Share-based compensation expense	22	3	135	11
Other(2)	15	4	(4)	36
Goodwill impairment	88	—	88	—
Tax adjustments(3)	(10)	(698)	(15)	(733)
Net loss before special items	$(28)	$(37)	$(116)	$(222)
Note: amounts may not add due to rounding
_______________________
(1) Excludes outflows in connection with the redemption of the Koch Preferred Securities including the accumulated dividend obligation of $96 million ($51 million related to Q1 and Q2 of 2018 and $45 million related to Q3 and Q4 of 2017). Additionally, $41 million of dividend obligation payments on the Koch Preferred Securities are included in Q1 and Q2 of 2017.
(2) In 2018, primarily includes income from one-time licensing fees, as well as a gain from the sale of equity in a third party that we received as part of a settlement during the second quarter of 2018 partially offset by compensation arrangements related to acquisitions. In 2017, primarily relates to management fees and charges associated with our strategic investments.
(3) Represents tax impact on special items. For the year ended 2018, includes a one-time non-deductible tax impact on share-based compensation expense related to the Class B Units in Ultimate Parent. For the quarter and year ended 2017, includes the impact of Tax Reform.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Diluted EPS Before Special Items

	For the Quarters Ended		For the Years Ended
(in millions, except per share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Diluted EPS (GAAP)	$(0.20)	$0.99	$(0.81)	$0.53
Impact of special items	0.17	0.04	0.68	0.26
Impact of tax adjustments	(0.01)	(1.09)	(0.02)	(1.14)
Diluted EPS before special items	$(0.04)	$(0.06)	$(0.16)	$(0.35)

Diluted weighted-average number of shares outstanding	757	641	748	641
Note: amounts may not add due to rounding